Exhibit 10(i)
                                              EXECUTION COPY
                    AMENDMENT NO. 1, dated as of
               December 31, 1998 (this "Amendment") to the
               PUT/CALL, REGISTRATION RIGHTS AND STANDSTILL
               AGREEMENT dated as of January 1, 1998 (the
               "Agreement") among MARATHON OIL COMPANY, an
               Ohio corporation, USX CORPORATION, a Delaware corporation, ASHLAND INC., a Kentucky corporation and MARATHON ASHLAND PETROLEUM LLC, a Delaware limited liability company (collectively, the "Parties").

          WHEREAS, the Parties have heretofore entered into the Agreement (capitalized terms used in this Amendment and not defined herein shall have the meanings given such terms in the Agreement); and

          WHEREAS, the Parties wish to amend the Agreement to reflect certain changes to the prices set forth therein.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

          Section 1.  Amendments:

          (a) Section 1.01 of the Agreement is amended to insert the following definition after the definition of "Price Index" and prior to the definition of "Private Label
Packaged Motor Oil Business":

          "'Price Reduction' shall have the meaning set forth in Section 2.02(b) of the Put/Call, Registration
     Rights and Standstill Agreement."

          (b) Section 2.02(a) of the Agreement is amended to read in its entirety as follows:

          "(a) Amount. The Special Termination Price shall be an amount equal to (i) the product of (x) 100% of the Appraised Value of the Company multiplied by
     (y) the Terminating Member's Percentage Interest, less
     (ii) if the Terminating Member is Ashland, the Price
     Reduction."

          (c) Sections 2.02(b) and 2.02(c) as numbered in the Agreement are numbered Sections 2.02(c) and 2.02(d) respectively and a new Section 2.02(b) of the Agreement is added to read in its entirety as follows:

          "(b) Price Reduction. Price Reduction means an amount equal to the excess of (i) $14,139,519, which is the agreed present value at January 1, 1998, of the tax cost to Ashland ("Present Value Tax Cost") of allocating to it depreciation deductions as shown in Chart A in Schedule 2.02(b)(1) ("Chart A Depreciation"), as compared to allocating to Ashland depreciation deductions as shown in Chart B in
     Schedule 2.02(b)(1) ("Chart B Depreciation"), over
     (ii) the present value at January 1, 1998, of the tax cost to Ashland of allocating to it Chart A Depreciation as compared to Chart B Depreciation, taking into account Ashland's decreased taxable gain or increased taxable loss on the sale of all of its Membership Interest in the Company when Chart A Depreciation as compared to Chart B Depreciation is allocated to it ("Present Value Tax Cost on Sale").

          "Chart A Depreciation represents the agreed depreciation deductions with respect to property contributed by Ashland on the Closing of the Asset Transfer and Contribution Agreement allocated to it through the depreciable life of such property as set forth in Section 6.03 of the LLC Agreement as amended and restated as of December 31, 1998. Chart B Depreciation represents the agreed depreciation deductions with respect to property contributed by Ashland on the Closing of the Asset Transfer and Contribution Agreement allocated to it through the depreciable life of such property as set forth in Sections 6.03, 6.12 and 4.01(c) of such agreement as in effect prior to such restatement as if it were in effect through such depreciable life, but treating the assets comprising the Merrill Lynch Master Lease Program as Subleased Property listed on Schedule 4.01(c) for purposes of Sections 4.01(c) and 6.12. Chart A Depreciation and Chart B Depreciation shall not be revised to reflect the actual amount of depreciation deductions with respect to property contributed by Ashland on the Closing of the Asset Transfer and Contribution Agreement allocated to Ashland, or to take into account the sale or other disposition by the Company of any of the property contributed by Ashland on the Closing of the Asset Transfer and Contribution Agreement.

          "Solely for purposes of determining the Present
     Value Tax Cost and the Present Value Tax Cost on Sale, the following factors and assumptions have been and will be used: (i) discount rate of 9% per annum,
     (ii) combined Federal/State income tax rate of 39%,
     (iii) the cash flow impact of a reduction in Ashland's income taxes for a year as the result of Chart A or Chart B Depreciation is realized on the last day of that year and (iv) the cash flow impact of Ashland's income tax expense or benefit arising from a sale of all of its membership interest in the Company is incurred or realized on the last day of the year of sale.

          "Schedule 2.02(b)(2) reflects, for purposes of illustration, the Present Value Tax Cost on Sale if Ashland sells all of its 38% membership interest in the Company on January 1, 2005. The Present Value Tax Cost on Sale with respect to Ashland's sale of all of its interest in the Company at a date different than January 1, 2005, shall be computed in the same manner as the Present Value Tax Cost on Sale illustrated in
     Schedule 2.02(b)(2).

          "Consistent with the foregoing principle, if Ashland sells all or part of its Membership Interest to Marathon in a transaction not otherwise described in this Agreement, the price paid by or on behalf of Marathon for such interest shall be appropriately reduced."

          (d)  Attached new Schedules 2.02(b)(1) and
2.02(b)(2) are inserted between Schedule 1.03(d) and
Schedule 14.01(a).

          (e) Section 3.02(a) of the Agreement is amended to read in its entirety as follows:

          "(a) Amount. The Marathon Call Price shall be an amount equal to (i) the product of (x) 115% of the Appraised Value of the Company multiplied by
     (y) Ashland's Percentage Interest, less (ii) the Price
     Reduction."

          (f) Section 4.02(a) of the Agreement is amended to read in its entirety as follows:
          "(a) Amount. The Ashland Put Price shall be an amount equal to the sum of (i) for that portion of the Ashland Put Price to be paid to Ashland in Cash or in Marathon Debt Securities, an amount equal to the product of (1) the excess of (x) the product of (A) 85% of the Appraised Value of the Company multiplied by
     (B) Ashland's Percentage Interest over (y) the Price Reduction, multiplied by (2) the percentage of the Ashland Put Price to be paid to Ashland in Cash and/or in Marathon Debt Securities, plus (ii) for that portion of the Ashland Put Price to be paid to Ashland in Marathon Equity Securities the same as above but substituting 90% for 85% in Clause (A) and substituting Marathon Equity Securities for Cash and/or Marathon Debt Securities in clause (2)."

          Section 2.  Parties in Interest.  This Amendment
shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors, legal representatives and permitted assigns.

          Section 3.  Counterparts.  This Amendment may be
executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 4.  Governing Law.  THIS AMENDMENT SHALL
BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF
THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE
PRINCIPLES OF CONFLICTS OF LAW THEREOF.  ANY RIGHT TO TRIAL
BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO
OR ARISING OUT OF THIS AMENDMENT, OR ANY TRANSACTION OR
CONDUCT IN CONNECTION HEREWITH, IS WAIVED.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


MARATHON OIL COMPANY              ASHLAND INC.


By:/s/ V. G. Beghini            By:/s/Paul W. Chellgren
    Name:V. G. Beghini          Name:Paul W. Chellgren
    Title: President            Title: Chairman of the Board and
                                        Chief Executive Officer

USX CORPORATION                   MARATHON ASHLAND PETROLEUM,
                                    LLC


By:/s/ Thomas J. Usher              By: /s/ J. L. Frank
    Name:Thomas J. Usher            Name:J. L. Frank
    Title:Chairman of the Board    Title:President
          and Chief Executive
          Officer

   Put/Call, Registration Rights and Standstill Agreement
                     Schedule 2.02(b)(1)
              Chart A and Chart B Depreciation

Chart A

 Calendar    Depreciation      Combined      Present Value
     Year     Allocated      Fed. & State      Tax Effect
             to Ashland     Inc. Tax @ 39%        @ 9%
  1998   $ 116,601,400    $  45,474,546     $ 41,719,767
  1999     209,882,520       81,854,183       68,895,028
  2000     167,906,016       65,483,346       50,565,158
  2001     134,324,816       52,386,678       37,112,044
  2002     107,506,491       41,927,531       27,250,019
  2003      85,935,232       33,514,740       19,983,745
  2004      76,373,917       29,785,828       16,293,868
  2005      76,373,917       29,785,828       14,948,502
  2006      76,373,917       29,785,828       13,714,222
  2007      76,373,917       29,785,828       12,581,855
  2008      38,361,861       14,961,126        5,797,928
Totals  $1,166,014,004   $  454,745,462   $  308,862,136

Chart B

 Calendar    Depreciation      Combined      Present Value
     Year     Allocated      Fed. & State      Tax Effect
             to Ashland     Inc. Tax @ 39%       @ 9%
  1998   $ 134,434,575   $   52,429,484    $  48,100,444
  1999     213,507,942       83,268,097       70,085,092
  2000     171,643,459       66,940,949       51,690,695
  2001     138,302,064       53,937,805       38,210,901
  2002     111,275,746       43,397,541       28,205,424
  2003      89,884,379       35,054,908       20,902,096
  2004      77,757,082       30,325,262       16,588,957
  2005      77,057,057       30,052,252       15,082,212
  2006      77,057,057       30,052,252       13,836,892
  2007      77,057,057       30,052,252       12,694,396
  2008      50,315,315       19,622,973        7,604,547
Totals  $1,218,291,733  $   475,133,776  $   323,001,655

Present Value tax cost                   $     14,139,519

             Put/Call, Registration Rights and Standstill Agreement
                               Schedule 2.02(b)(2)

                         Present Value Tax Cost on Sale
                                  Illustration

Sale of 100% Interest 1/1/2005

Calendar                                       Decr. Gain/
 Year     Depreciation Allocated               Incr. Loss
               to  Ashland
           Chart A    Chart B     Difference   Chart A vs. B
  1998  $116,601,400 $134,434,575 $17,833,175
  1999   209,882,520  213,507,942   3,625,422
  2000   167,906,016  171,643,459   3,737,443
  2001   134,324,816  138,302,064   3,977,248
  2002   107,506,491  111,275,746   3,769,255
  2003    85,935,232   89,884,379   3,949,147
  2004    76,373,917   77,757,082   1,383,165
  2005            -           -           -    (38,274,855)(1)
  2006            -          -           -
  2007            -          -           -
  2008            -          -           -
Totals $ 898,530,392 $936,805,247 $38,274,855 $(38,274,855)

           Increase
          (Decrease)   Combined
            Taxable  Federal/State  Present
 Calendar    Income   Income Tax     Value
  Year     Chart A        @ 39%    Tax Cost on
              vs. B                   Sale
  1998   $17,833,175  $6,954,938   $6,380,677
  1999     3,625,422   1,413,915    1,190,064
  2000     3,737,443   1,457,603    1,125,537
  2001     3,977,248   1,551,127    1,098,857
  2002     3,769,255   1,470,009      955,405
  2003     3,949,147   1,540,167      918,351
  2004     1,383,165     539,434      295,089
  2005  (38,274,855) (14,927,193)  (7,491,455)
  2006            -           -            -
  2007            -          -            -
  2008             -         -             -
Totals  $         -     $    -     $4,472,526
Present Value Tax Cost (Schedule
        2.02 (b)(1))              $14,139,519
Price Reduction                   $ 9,666,993

(1) 100% of cumulative difference between Chart A and Chart B depreciation through 2004.